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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) §240.14a-12
STATION CASINOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STATION CASINOS, INC.

2411 West Sahara Avenue
Las Vegas, Nevada 89102
(702) 367-2411

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held: May 21, 2003
To Be Held At: Texas Station Gambling Hall & Hotel

To the Stockholders:

        NOTICE is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Station Casinos, Inc., a Nevada corporation (the "Company") will be held at Texas Station Gambling Hall & Hotel on May 21, 2003, beginning at 10:00 a.m. local time, for the following purposes:

  1.
  To elect two directors to serve for a term of three years until the 2006 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

  2.
  Extension of the termination date of the Company's Stock Compensation Program; and

  3.
  To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof; all as more fully described in the accompanying Proxy Statement.

        Holders of the Company's common stock, par value $0.01 per share, at the close of business on March 28, 2003, the record date fixed by the Company's board of directors (the "Board of Directors"), are entitled to notice of and to vote at the Annual Meeting. The Board of Directors urges all stockholders of record to exercise their right to vote at the Annual Meeting personally or by proxy. Accordingly, we are sending you the following Proxy Statement and the enclosed proxy card.

        Whether or not you plan to attend the Annual Meeting please specify your vote on the accompanying proxy card and sign, date and return it as promptly as possible in the enclosed pre-addressed, postage-paid envelope, or vote by telephone at the toll-free number included on the accompanying proxy card or vote by Internet at the website included on the accompanying proxy card.

        Your prompt response will be appreciated.

By Order of the Board of Directors

Scott M Nielson Secretary
Las Vegas, Nevada April 16, 2003

STATION CASINOS, INC.
2411 West Sahara Avenue
Las Vegas, Nevada 89102

PROXY STATEMENT

        The accompanying proxy is solicited by the board of directors (the "Board of Directors") of Station Casinos, Inc., (the "Company") to be used at the Annual Meeting of Stockholders on May 21, 2003 (the "Annual Meeting") to be held at 10:00 a.m. local time at Texas Station Gambling Hall & Hotel, 2101 Texas Star Lane, North Las Vegas, Nevada. This Proxy Statement and the enclosed form of proxy are being sent to stockholders on or about April 16, 2003.

        At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

ITEM I	The election of two directors to serve until the 2006 Annual Meeting.
ITEM II	Extension of the termination date of the Company's Stock Compensation Program.

        Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by giving notice of such revocation either personally or in writing to the Secretary of the Company at the Company's executive offices, by subsequently executing and delivering another proxy or by voting in person at the Annual Meeting.

        The Board of Directors believes that the election of its director nominees and the extension of the termination date of the Company's Stock Compensation Program are in the best interests of the Company and its stockholders and recommends the approval of each of the proposals contained in this Proxy Statement.

VOTING

        Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted FOR the election as directors of the nominees listed herein, FOR the extension of the termination date of the Company's Stock Compensation Program and, with respect to any other matter that may properly come before the Annual Meeting, in the discretion of the persons voting the respective proxies.

        The cost of preparing, assembling and mailing of proxy materials will be borne by the Company. Directors, executive officers and other employees may also solicit proxies but without receiving special compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

        Only holders of record at the close of business on March 28, 2003 (the "Record Date") of the Company's common stock, $0.01 par value, will be entitled to vote at the Annual Meeting. On the Record Date, there were 57,147,870 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters presented at the Annual Meeting.

Vote Required

        The election of the director nominees requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Under Nevada law, the Company's Restated Articles of Incorporation (the

"Articles") and the Company's Restated Bylaws (the "Bylaws"), shares as to which a stockholder abstains or withholds from voting on the election of directors and shares to which a broker indicates that it does not have discretionary authority to vote ("broker non-votes") on the election of directors will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast.

        Approval of the proposal to extend the termination date of the Company's Stock Compensation Program requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting. Under the Articles and Bylaws, each abstention and broker non-vote on this proposal has the same legal effect as a vote against such proposal.

        The stockholders of the Company have no dissenters or appraisal rights in connection with any of items I or II.

ITEM I
NOMINEES FOR ELECTION OF DIRECTORS

        The Articles and Bylaws require that the number of directors on the Board of Directors be not less than three (3) nor more than fifteen (15). Currently, the Board of Directors has fixed the number of directors at eight (8). The Board of Directors presently consists of the following persons: Frank J. Fertitta III, Lorenzo J. Fertitta, Glenn C. Christenson, Blake L. Sartini, Delise F. Sartini, Lowell H. Lebermann, Jr., James E. Nave D.V.M. and Timothy N. Poster. The Board of Directors is staggered into three classes. Class I consists of Lowell H. Lebermann, Jr. and Timothy N. Poster, whose terms expire in 2003. Class II consists of Glenn C. Christenson, Blake L. Sartini and James E. Nave, D.V.M., whose terms expire in 2004. Class III consists of Frank J. Fertitta III, Lorenzo J. Fertitta, and Delise F. Sartini, whose terms expire in 2005. At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board of Directors for a term of three years.

        At the Annual Meeting two directors are to be elected to serve until the 2006 Annual Meeting and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the election of the two nominees listed below. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve. At present, it is not anticipated that any nominee will be unable to serve.

        The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

        Lowell H. Lebermann, Jr.    Mr. Lebermann has served as a director of the Company since October 1993 and is chairman of the Human Resources Committee and serves on the Audit Committee. He is Chairman of Centex Beverage, Inc., a wholesale distributor of Miller beer and imported beverages. He is a director of Patton Medical, Inc. and DoggettData, Inc., of Austin, Texas. He is a former director of Valero Energy Corporation, San Antonio and of Franklin Federal Bancorp, Austin (acquired by Norwest) and founding member of the Board of Directors of the Texas Workers' Compensation Fund. From 1993 to 1999, he was a member of the Board of Regents of The University of Texas System. He was a Council Member on the Austin City Council from 1971 to 1977.

        Timothy N. Poster.    Mr. Poster was appointed to the Board of Directors on May 22, 2001, and also serves on the Audit and Human Resources Committees. Mr. Poster is currently the President and Chief Executive Officer of Poster Financial Group. Mr. Poster is a founder and former president of Las Vegas Reservation Systems and Travelscape.com, a hotel room reservation service company. Mr. Poster was named "eLeader of the Year" by the Internet Business Alliance of Nevada ("IBAN") in 2001 and was recently inducted into the Internet Hall of Fame by IBAN. In 2000, he was appointed to the Nevada State "e-Government Committee".

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the directors, executive officers and certain key management personnel of the Company and certain of its subsidiaries. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive officers are elected by and serve at the discretion of the Board of Directors.

Name	Age	Position
Frank J. Fertitta III(*)	41	Chairman of the Board, Chief Executive Officer and Director
Lorenzo J. Fertitta(*)	34	President and Director
Stephen L. Cavallaro	45	Executive Vice President and Chief Operating Officer
Glenn C. Christenson	53	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, Treasurer and Director
Scott M Nielson	45	Executive Vice President, Chief Legal Officer and Secretary
William W. Warner	38	Executive Vice President and Chief Development Officer
Blake L. Sartini(*)	44	Director
Delise F. Sartini(*)	43	Director
Lowell H. Lebermann, Jr	63	Director
James E. Nave, D.V.M.	58	Director
Timothy N. Poster	34	Director

(*)
Frank J. Fertitta III and Lorenzo J. Fertitta are brothers and Delise F. Sartini is their sister. Delise F. Sartini is married to Blake L. Sartini.

        Set forth below are the Class II and Class III directors whose terms do not expire this year together with non-director executive officers of the Company, along with certain information regarding these individuals.

        Frank J. Fertitta III.    Mr. Fertitta has served as Chairman of the Board of the Company since February 1993 and Chief Executive Officer since July 1992. Mr. Fertitta also served as President of the Company from 1989 until July 2000. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of the Company in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer.

        Lorenzo J. Fertitta.    Mr. Fertitta has served as President of the Company since July 2000 and has served as a director since 1991. He served as President and Chief Executive Officer of Fertitta Enterprises, Inc. from June 1993 to July 2000, where he was responsible for managing an investment portfolio consisting of marketable securities and real property. From 1991 to 1993, he served as Vice President of the Company. Mr. Fertitta currently serves as Chairman of the Nevada Resort Association and is a member of the Board of Directors of the Las Vegas Visitors and Convention Authority. Mr. Fertitta served as a commissioner on the Nevada State Athletic Commission from November 1996 until July 2000.

        Glenn C. Christenson.    Mr. Christenson was appointed Chief Administrative Officer in March 1997 and has served as Executive Vice President of the Company since February 1994. From 1989 to 1993, he served as Vice President of the Company. He has served as Chief Financial Officer since 1989, as Treasurer since 1992 and as a director of the Company since 1993. Mr. Christenson is a Certified Public Accountant. From 1983 to 1989, he was a partner of the international accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche), where he served as partner-in-charge of audit services for the Nevada practice and National Audit partner for the Hospitality Industry. Mr. Christenson has served on the Board of Directors of the Nevada Resort Association and was Chairman of the Nevada Resort Association's IRS Liaison Committee. He currently serves as a director of Nevada Community Bank and is a member of its Audit Committee. He is a member of the Board of Trustees of the Las Vegas Chamber of Commerce and is a director for the Nevada State College Foundation Board.

        Blake L. Sartini.    Mr. Sartini is currently the Chief Executive Officer of Golden Gaming, Inc. (formerly Southwest Gaming Services, Inc.). On September 30, 2001, Mr. Sartini resigned his position as Chief Operating Officer of Station Casinos concurrent with his purchase of Golden Gaming, Inc., from the Company. Mr. Sartini was appointed Chief Operating Officer of the Company in March 1997 and served as Executive Vice President of the Company from February 1994 to September 30, 2001. From February 1994 to March 1997 he also served as President-Nevada Operations for the Company. From 1991 to 1993, he served as Vice President of Gaming Operations for the Company. He has served as a director of the Company since 1993. From 1985 to 1990, Mr. Sartini held various management positions at the Company.

        Delise F. Sartini.    Ms. Sartini was appointed a director of the Company in August 1995. She served as Vice President of Community Affairs at Palace Station from August 1980 to May 2002. Ms. Sartini is involved in various charitable organizations and serves on the Board of Directors of St. Jude's Ranch for Children.

        James E. Nave, D.V.M.    Dr. Nave has served as a director of the Company since March 2001, is chairman of the Audit Committee and serves on the Human Resources Committee. Dr. Nave has been an owner of the Tropicana Animal Hospital since 1974 and has been the owner and manager of multiple veterinary hospitals since 1976. Dr. Nave has also served on the Board of Directors of Bank West of Nevada since 1994 and the Western Alliance Bancorporation, where he also serves on the Audit Committee. Dr. Nave is a member of the American Veterinary Association and currently serves as its immediate past president and is a member of the Executive Board. Dr. Nave is also the Globalization Liaison Agent for Education and Licensing for the American Veterinary Medical Association and is Chairperson of the National Commission for Veterinary Economics Issues. In addition, Dr. Nave is a member of the Nevada Veterinary Association, the Clark County Veterinary Medical Association, the National Academy of Practitioners, the Western Veterinary Conference, the American Animal Hospital Association, the Executive Board of the World Veterinary Association and was a member of the University of Missouri, College of Veterinary Medicine Development Committee from 1984 to 1992. He was also a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its chairman from 1989 to 1992 and from 1994 to 1996.

        Stephen L. Cavallaro.    Mr. Cavallaro, who was the General Manager of Palace Station from June 1992 until February 1994, re-joined the Company as Chief Operating Officer in June 2001. Mr. Cavallaro has over 21 years experience in the gaming industry, including positions as Chief Operating Officer of Harvey's Casino Resorts from February 1996 to September 1999 and Senior Vice President and General Manager of the Hard Rock Hotel from February 1994 to February 1996. Mr. Cavallaro was also the President and Chief Executive Officer of Travelscape.com, Inc. from October 1999 to September 2000.

        Scott M Nielson.    Mr. Nielson was appointed Chief Legal Officer of the Company in March 2002 and has been an Executive Vice President of the Company since June 1994. He served as General Counsel of the Company from 1991 to March 2002. In 1992, he was appointed Secretary of the Company. From 1991 through June 1994, he served as Vice President of the Company. From 1986 to 1991, Mr. Nielson was in private legal practice as a partner in the Las Vegas firm of Schreck, Jones, Bernhard, Woloson & Godfrey (now Schreck Brignone), where he specialized in gaming law and land use planning and zoning. Mr. Nielson is a member of the American Bar Association, the Nevada Bar Association and the International Association of Gaming Attorneys.

        William W. Warner.    Mr. Warner was appointed Executive Vice President and Chief Development Officer of the Company in March 2002. He served as Vice President of Finance of the Company from January 1996 to March 2002 and Director of Finance from August 1993 to January 1996. Prior to his employment by the Company, Mr. Warner served as Controller of Kentco Capital Corporation from 1991 to 1993 and from 1986 to 1991 he served with the international accounting firm of Arthur Andersen LLP, as an Audit Manager.

Meetings of the Board of Directors

        The Board of Directors met seven times during 2002. The Board of Directors has standing Audit and Human Resources Committees. The Board of Directors does not have a standing Nominations Committee. None of the members of the Board of Directors attended less than 75% of the meetings of the Board of Directors held, or of the total number of meetings held by all committees of the Board of Directors on which various members served during 2002. The current members of each of the Board of Directors' committees are listed below.

The Audit Committee

        The current members of the Audit Committee are James E. Nave, D.V.M., Chairman, Lowell H. Lebermann, Jr. and Timothy N. Poster. During 2002, the Audit Committee met eight times.

        The Audit Committee, comprised solely of independent directors (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards), meets periodically with the Company's independent public accountants, management, internal auditors and legal counsel to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. The Audit Committee also advises the Board of Directors on matters related to accounting and auditing and selects the Company's independent public accountants. The independent public accountants and the internal auditors have complete access to the Audit Committee without management present to discuss results of their audit and their opinions on adequacy of internal controls, quality of financial reporting and other accounting and auditing matters. The responsibilities of the Audit Committee are outlined in a written charter.

        The Audit Committee has reviewed and discussed the Company's audited financial statements as of and for the year ended December 31, 2002, with management and the Company's independent public accountants.

        The Audit Committee has discussed Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, with the Company's independent public accountants.

        The Audit Committee has also received written disclosures and a letter from, and discussed with, the Company's independent public accountants regarding their independence as required by Independence Standards Board Standard No.1.

        Based on these discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

The Human Resources Committee

        The Human Resources Committee, currently comprised solely of independent directors (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards), reviews and takes action regarding terms of compensation, employment contracts and pension matters that concern officers and key employees of the Company. The Human Resources Committee also reviews and takes action regarding grants of all stock options and restricted shares to employees. The Human Resources Committee met six times during 2002.

Compensation of Directors

        Directors who are not directly or indirectly affiliated with the Company received a fee of $1,500 for each board meeting attended, $1,500 for each committee meeting attended, a monthly fee of $3,333 and an annual fee of $1,500 for each committee chairman. All directors are reimbursed for expenses connected with attendance at meetings of the Board of Directors. All directors are eligible to participate in the Stock Compensation Program. See "Stock Compensation Program" as described hereinafter.

Human Resources Committee Interlocks and Insider Participation

        In 2002, the Human Resources Committee consisted of Lowell H. Lebermann, Jr., Chairman, James E. Nave, D.V.M. and Timothy N. Poster. Each person is an independent director (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards) of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership on Forms 3, 4 and 5 with the Commission. Executive officers, directors and 10% stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

        Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during 2002.

Legal Proceedings Involving Directors, Officers, Affiliates or Beneficial Owners

        No director, officer, affiliate or beneficial owner of the Company, or any associate thereof, is a party adverse to the Company or any of its subsidiaries in any lawsuit nor has a material adverse interest to the Company.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

        The following table sets forth, as of February 28, 2003, certain information regarding the shares of common stock beneficially owned by each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of common stock (solely based on information reported on Forms 13F or 13G filed with the Securities and Exchange Commission), by each director and named executive officer and by all executive officers and directors as a group.

	Beneficial Ownership Of Shares
Name and Address of Beneficial Owner(1)(2)	Number(3)	Percent of Class
Frank J. Fertitta III	8,494,345	14.2
Blake L. Sartini (4)	6,303,724	10.8
Lorenzo J. Fertitta	5,944,086	10.3
Delise F. Sartini (4)	4,894,395	8.6
Highfields Capital Management LP (5)	3,875,500	6.8
Par Capital Management, Inc. (6)	3,203,900	5.6
Janus Capital Management LLC (7)	3,158,896	5.5
Glenn C. Christenson (8)	1,167,008	2.0
Scott M Nielson (9)	891,899	1.6
Stephen L. Cavallaro	379,810	*
William W. Warner	339,286	*
Timothy N. Poster	122,500	*
Lowell H. Lebermann, Jr.	61,500	*
James E. Nave, D.V.M.	22,500	*
Executive Officers and Directors as a Group (11 persons)	23,841,719	37.6

*
Less than one percent

(1)
Of the total number of shares reported in this table, the following are the approximate number of vested options beneficially owned by each individual in the table: Frank J. Fertitta III 2,764,040; Blake L. Sartini 1,134,844; Lorenzo J. Fertitta 520,000; Glenn C. Christenson 782,777; Scott M Nielson 520,407; Stephen L. Cavallaro 180,000; William W. Warner 248,900; Timothy N. Poster 22,500; Lowell H. Lebermann, Jr. 60,000 and James E. Nave, D.V.M. 22,500. Of the total number of shares reported in this table, 386 shares beneficially owned by Mr. Warner are held by the Company's 401(k) Plan.

(2)
The address of each of the stockholders named in this table other than Highfields Capital Management LP, Par Capital Management, Inc. and Janus Capital Management LLC is: c/o Station Casinos, Inc., 2411 West Sahara Avenue, Las Vegas, Nevada 89102.

(3)
Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

(4)
Reflects beneficial ownership shared by Blake and Delise Sartini. Blake and Delise Sartini do not, however, share beneficial ownership of the vested options reflected in note (1), due to restricted stock granted to Mr. Sartini and shares of stock owned by family trusts of which Delise Sartini is trustee and thus have different total ownership figures.

(5)
The address of Highfields Capital Management LP is 200 Clarendon Street, Boston, Massachusetts 02116. The SEC filing date is August 2, 2002 for Highfields Capital Management LP.

(6)
The address of Par Capital Management, Inc. is One Financial Center, Suite 1600, Boston, Massachusetts 02111. The SEC filing date is February 12, 2002 for Par Capital Management, Inc.

(7)
The address of Janus Capital Management LLC is 100 Fillmore Street, Denver, Colorado 80206. The SEC filing date is February 14, 2003 for Janus Capital Management LLC.

(8)
Includes 86,185 shares owned by Mr. Christenson who shares voting and investment power with his wife.

(9)
Includes 151,104 shares owned by Mr. Nielson who shares voting and investment power with his wife and 300 shares in which his wife has sole voting and investment power.

EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer of the Company and to each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) (collectively, the "Executive Officers"), for services rendered to the Company in all capacities during the years ended December 31, 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

		Annual Compensation(3)		Long-Term Compensation Awards
Name and Principal Position	Period	Salary ($)(1)	Bonus ($)(2)	Restricted Stock Awards ($)(4)	Securities Underlying Options(#)		All Other Compensation ($)(6)
Frank J. Fertitta III Chairman of the Board and Chief Executive Officer	2002 2001 2000	1,144,000 1,144,000 1,286,538	858,000 214,500 487,500	— 4,440,000 —	1,125,000 875,000 —	(5)	421,292 734,419 834,386
Lorenzo J. Fertitta President	2002 2001 2000	748,000 748,000 343,269	523,600 130,900 159,375	— 3,390,000 —	148,500 800,000 750,000	(5)	70,295 175,469 49,875
Stephen L. Cavallaro Executive Vice President and Chief Operating Officer	2002 2001	700,000 358,077	420,000 350,000	— 2,609,664	— 900,000		48,338 50,417
Glenn C. Christenson Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer	2002 2001 2000	572,000 572,000 636,538	343,200 85,800 195,000	— 2,695,000 —	— 275,000 —		352,612 806,873 531,527
Scott M Nielson Executive Vice President, Chief Legal Officer and Secretary	2002 2001 2000	440,000 440,375 493,269	264,000 66,000 150,000	— 2,345,000 —	— 200,000 —		59,466 243,327 337,696

(1)
For the years ended December 31, 2002, 2001 and 2000, amounts include salary deferred under the Company's Deferred Compensation Plan of $0, $8,800 and $227,543 for Mr. Christenson and $44,000, $44,000 and $43,846 for Mr. Nielson.

(2)
Amounts shown are the bonus amounts earned for the years without consideration as to the year of payment. For the years ended December 31, 2002, 2001 and 2000, amounts include bonuses deferred under the Company's Deferred Compensation Plan of $0, $0 and $195,000 for Mr. Christenson and $132,000, $13,200 and $30,000 for Mr. Nielson.

(3)
For the years ended December 31, 2002, 2001 and 2000, Other Annual Compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported. The Company provided certain perquisites, including certain personal services, to the named executive officers.

(4)
Awards of restricted stock were granted in 2001 pursuant to the Company's Stock Compensation Program and Long-Term Stay-On Incentive Plan. The number of shares awarded to Messrs. Frank Fertitta III, Lorenzo Fertitta, Cavallaro, Christenson and Nielson in 2001 was 375,000, 300,000, 216,800, 223,046 and 198,046, respectively. The shares awarded in 2001 to Messrs. Frank Fertitta III and Lorenzo Fertitta in the amounts of 225,000 and 150,000, respectively, vest in equal installments over ten years from the date of grant. The remaining shares awarded in 2001 to Messrs. Frank Fertitta III and Lorenzo Fertitta vest in equal installments over five years from the date of grant. Of the shares awarded in 2001 to Messrs. Christenson and Nielson, 75,000 and 50,000, respectively, vest in equal installments over ten years from the date of grant and 75,000 and 75,000, respectively, vest in equal installments over five years from the date of grant. Of the remaining shares awarded in 2001 to Messrs. Christenson and Nielson, 36,523 vest on April 1, 2003 and 36,523 vest on April 1, 2004. All of the shares awarded to Mr. Cavallaro vest in equal installments over five years from the date of grant. As of December 31, 2002, the total number of unvested shares of restricted stock held by Messrs. Frank Fertitta III, Lorenzo Fertitta, Cavallaro, Christenson and Nielson, and the value of such shares as of the close of trading on such date, was 480,000, 255,000, 173,440, 253,046 and 220,046, and $8,496,000, $4,513,500, $3,069,888, $4,478,914 and $3,894,814, respectively. Dividends are payable when declared on restricted stock in the same manner and to the same extent as dividends are payable on other shares of common stock.

(5)
For the year ended December 31, 2002, the number of shares represented is not a new grant of stock options. These amounts are a result of extending the expiration date on existing options from May of 2003 to May of 2013. These options will vest over two years.

(6)
These amounts represent premiums for life and disability insurance policies provided by the Company, the Company's matching contribution to the Executive Officers' Deferred Compensation Plan for the Executive's account, expenses paid by the Company for country club memberships and physical fitness programs and for personal use of the Company's transportation. For the years ended December 31, 2002, 2001 and 2000, these amounts include "split-dollar" life insurance premiums for Messrs. Frank Fertitta III, Lorenzo Fertitta, Christenson and Nielson. The policy premiums will be returned to the Company through the cash surrender value upon termination of the agreement or in the form of death benefit proceeds.

Options Granted in 2002

        The following table provides information related to options to purchase common stock granted to the Executive Officers during the year ended December 31, 2002, and the number and value of such options held as of the end of the year. For the year ended December 31, 2002, the Company did not grant any SARs.

OPTION GRANTS IN 2002

Individual Grants
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
	Number of Securities Underlying Options Granted(#)(1)		% of Total Options Granted to Employees in 2002
Name				Exercise or Base Price($/Share)	Expiration Date
						5%($)	10%($)
Frank J. Fertitta III	1,080,000 45,000	(2) (2)	65.5 2.7	13.33 14.67	5/21/2013 5/21/2013	9,056,232 415,067	22,949,784 1,051,871
Lorenzo J. Fertitta	103,500 45,000	(2) (2)	6.3 2.7	13.33 14.67	5/21/2013 5/21/2013	867,889 415,067	2,199,354 1,051,871

(1)
Executive Officers receive options pursuant to the Stock Compensation Program described elsewhere in this Proxy Statement. The material terms of that program related to recipients, grant timing, number of options, option price and duration are determined by the Program Administrators (as defined herein), subject to certain limitations.

(2)
The number of shares represented is not a new grant of stock options. These amounts are a result of extending the expiration date on existing options from May of 2003 to May of 2013. These options will vest over two years.

2002 Option Values

        The following table provides information related to options to purchase common stock held by the Executive Officers at December 31, 2002.

AGGREGATED OPTION EXERCISES IN 2002 AND
THE 2002 OPTION VALUES

			Number of Securities Underlying Unexercised Options at December 31, 2002(#)
					Value of Unexercised in-the-money Options at December 31, 2002($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank J. Fertitta III	—	—	2,696,540	1,990,000	22,742,250	10,961,013
Lorenzo J. Fertitta	—	—	475,000	1,448,500	3,562,375	8,730,233
Stephen L. Cavallaro	—	—	180,000	720,000	1,008,000	4,032,000
Glenn C. Christenson	149,290	1,518,657	760,277	295,000	7,967,546	2,310,500
Scott M Nielson	45,000	488,700	623,831	214,000	6,434,522	1,671,300

(1)
Options are "in-the-money" if, on December 31, 2002, the market price of the common stock ($17.70) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the common stock covered by the options on December 31, 2002, and the aggregate exercise price of such options.

Employment Agreements

        The Company entered into employment agreements dated as of December 31, 1999 with Frank J. Fertitta III, Glenn C. Christenson and Scott M Nielson, as of December 17, 2001 with Lorenzo J. Fertitta and as of June 19, 2001 with Stephen L. Cavallaro (the "Employment Agreements"). Pursuant to the terms of the Employment Agreements, Frank Fertitta III has agreed to serve as the Chief Executive Officer and Chairman of the Board; Lorenzo Fertitta has agreed to serve as President of the Company; Mr. Cavallaro has agreed to serve as Executive Vice President and Chief Operating Officer of the Company; Mr. Christenson has agreed to serve as the Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer of the Company and Mr. Nielson has agreed to serve as Executive Vice President, Chief Legal Officer and Secretary of the Company. Messrs. Frank Fertitta III, Christenson and Nielsons' Employment Agreements terminate on November 30, 2004, Lorenzo Fertitta's Employment Agreement terminates on December 16, 2006, and Mr. Cavallaro's Employment Agreement terminates on June 18, 2006, but are subject to automatic 5-year extensions unless the Company or the Executive Officer who is party thereto gives notice at least one year prior to the end of the then-current term or unless the Employment Agreement is otherwise terminated pursuant to the terms of such agreement. The Employment Agreements provide that the Executive Officers shall devote reasonable time and attention to the business and affairs of the Company. Frank Fertitta III and Lorenzo Fertitta's Employment Agreements do not prohibit them from engaging in any business or assisting any other entity in competition with the Company during the term of their employment or at any time thereafter.

        Each Employment Agreement provides for a base salary (to be reviewed annually for increase but not decrease), an annual cash bonus in an amount determined based on achievement of predetermined goals set by the Human Resources Committee of the Board, and the inclusion of the Executive Officer in all benefit plans and programs of the Company made available to the Company's Executive Officers or salaried employees generally, including group life insurance, accidental death and dismemberment insurance, hospitalization, surgical and major medical coverage, long-term disability, vacations and holidays. The Executive Officers' current annual base salaries under the Employment Agreements are as follows: $1,300,000 for Frank Fertitta III, $850,000 for Lorenzo Fertitta, $700,000 for Mr. Cavallaro, $650,000 for Mr. Christenson and $500,000 for Mr. Nielson. However, the Human Resources Committee of the Board and each of the Executive Officers agreed to the following base salaries for 2002: $1,144,000 for Frank Fertitta III, $748,000 for Lorenzo Fertitta, $700,000 for Mr. Cavallaro, $572,000 for Mr. Christenson and $440,000 for Mr. Nielson. The Executive Officers are also entitled to certain other benefits and perquisites in addition to those made available to Company management generally. These other benefits include participation in the Supplemental Executive Retirement Plan in the case of Frank Fertitta III, and participation in the Supplemental Management Retirement Plan in the case of Messrs. Lorenzo Fertitta, Cavallaro, Christenson and Nielson, participation in the Company's Special Long-Term Disability Plan, group health insurance coverage through the Company's Exec-U-Care Medical Plan and supplemental life insurance in the following amounts: not less than $30 million aggregate coverage for Frank Fertitta III, $35 million for Lorenzo Fertitta, $4 million for Mr. Cavallaro, $7.5 million for Mr. Christenson and $7.5 million for Mr. Nielson. Each of the Executive Officers is also entitled to 4 weeks vacation per year, reimbursement for membership in a country club and physical fitness program of Executive's choice, and reimbursement for legal fees to have the Employment Agreement reviewed, and in the case of Frank Fertitta III and Lorenzo Fertitta, an automobile. Mr. Lorenzo Fertitta, Mr. Cavallaro, Mr. Christenson and Mr. Nielson also participate in the Company's Long-Term Stay-On Performance Incentive Plan.

        In the event that an Executive Officer's employment is terminated as a result of his death or Disability (as defined in his Employment Agreement), the Executive Officer or his legal representative will receive, among other payments, all salary due to the Executive Officer under his Employment Agreement as of the date of his death or Disability, and, in the case of Frank Fertitta III and Lorenzo Fertitta, his then current salary for 24 months. In addition, each Executive Officer will receive any awarded but unpaid annual bonus and a pro-rated bonus for the year of death or Disability, plus, in the event of death, payment of any deferred compensation, and, in the event of Disability, immediate vesting of any deferred compensation or bonuses, and in the case of Frank Fertitta III and Lorenzo Fertitta, immediate vesting of restricted stock and unvested stock options and continuation of health and welfare benefits for 60 months. In the event an Executive Officer's employment is terminated without Cause (as defined in his Employment Agreement), other than due to death or Disability, prior to or after a Change in Control (as defined in his Employment Agreement), the Executive Officer will receive, among other payments, a payment equal to three times 160% of such Executive Officer's base salary, a portion of which is conditioned upon the Executive Officer not engaging in certain competitive acts. In the event of Frank Fertitta III's termination without Cause or for Good Reason (as defined in Frank Fertitta III's Employment Agreement) prior to or after a Change in Control, he will receive five times 175% of his base salary, regardless of whether he engages in competitive activities. In the event of Lorenzo Fertitta's termination without Cause or for Good Reason (as defined in Lorenzo Fertitta's Employment Agreement) prior to or after a Change in Control, he will receive three times 170% of his base salary, regardless of whether he engages in competitive activities. If the Executive Officers are terminated without cause, other than due to death or Disability prior to or after a Change in Control, they will also receive any bonus awarded but not yet paid, any deferred compensation, 180 days to exercise all vested options, expense reimbursement and continuation for 18 months of health and welfare benefits at the level in effect at the time of termination of employment. If Frank Fertitta III or Lorenzo Fertitta is terminated without Cause or for good reason prior to or after a Change in Control, he will receive any bonus awarded but not yet paid, any deferred compensation, continuation of health and welfare benefits for 60 months and immediate vesting of all restricted stock and unvested stock options awards and the ability to exercise the vested options for the remaining term.

        Immediately upon the occurrence of a Change in Control, without regard to continued employment or termination thereof, each Executive Officer, with the exception of Frank Fertitta III and Lorenzo Fertitta, will receive a payment equal to three times 160% of his base salary. Under such circumstances, Frank Fertitta III will receive a payment of three times 175% of his base salary, minimum salary increases of at least 5%, annual bonuses of at least 75% of base salary, immediate vesting of all benefits, immediate eligibility for retirement and continued funding of insurance policies, and Lorenzo Fertitta will receive a payment equal to three times 170% of his base salary, minimum salary increases of at least 5%, annual bonuses of at least 70% of base salary, immediate vesting of all benefits, immediate eligibility for retirement and continued funding of insurance policies. Additionally, in the event the termination of the employment of any Executive Officer, except Frank Fertitta III, following a Change in Control, either by the Company for any reason other than for Cause or by the Executive Officer for Good Reason (as defined in the applicable Employment Agreement), the Executive Officer will be entitled to, among other payments, an amount of cash equal to the greater of five times 160% of his base salary at the time of the Change in Control or at the time of termination, a portion of which is conditioned upon the Executive Officer not engaging in certain competitive acts, immediate vesting of restricted stock, and in the case of Lorenzo Fertitta, an amount of cash equal to the greater of five times 170% of his base salary at the time of the Change in Control or at the time of termination, immediate vesting of any stock options and/or stock appreciation rights, which will continue to be exercisable until the earlier of five years and the remaining term of such stock options and stock appreciation rights as set forth in the agreement granting such options or appreciation rights, immediate vesting and cash-out of any phantom stock, immediate vesting and payout of shares awarded under the Long-Term Stay-On Performance Incentive Plan, immediate vesting of the Executive Officer's supplemental retirement benefits as set forth in the Executive Officer's Supplemental Management Retirement Benefits Plan, continuation of funding for split-dollar life insurance policy, and continuation of group medical insurance for 60 months. In the event that Frank Fertitta III's employment is terminated following a Change in Control, either by the Company for any reason other than for Cause or by Frank Fertitta III for Good Reason (as defined in Frank Fertitta III's Employment Agreement), Frank Fertitta III will be entitled to the greater of (i) five times 175% of his Base Salary at the time of the Change in Control or (ii) five times 175% of his Base Salary at the time of termination, continuation of all employee benefits and perquisites for five years. Under such circumstances, Frank Fertitta III will also be entitled to an additional amount which, after the payment of federal, state and local income taxes attributable to such additional amount, equals the positive difference, if any, of (i) $20 million, minus (ii) the product of (A) five times 175% of his Base Salary, plus three times 175% of his Base Salary, plus an amount equal to the greater of (x) five times 175% of his Base Salary at the time of the Change in Control or (y) five times 175% of his Base Salary at the time of termination of his employment, multiplied by (B) the difference of one, minus Frank Fertitta III's combined marginal income tax rate.

        If any payment or benefit paid or payable, or received or to be received, by or on behalf of the Executive Officer in connection with a Change in Control or the termination of the Executive Officer's employment following a Change in Control, will be subject to the excise tax imposed by Section 4999 of the Code, the Company will pay the Executive Officer an additional amount such that, after payment by the Executive of all taxes, the Executive retains an amount of such additional payment equal to the excise tax imposed on such payments and benefits paid or payable or received or to be received.

Stock Compensation Program

        The Company has adopted a Stock Compensation Program which includes (i) an Incentive Stock Option Plan under which incentive stock options are granted, (ii) a Compensatory Stock Option Plan under which nonqualified stock options are granted, (iii) a Restricted Share Plan under which restricted shares of common stock are granted and (iv) a Nonemployee Director Stock Option Plan under which nonqualified stock options are granted. The Company has also adopted the 1999 Stock Compensation Program (combined with the Stock Compensation Program "the Programs"), which includes (i) the 1999 Compensatory Stock Option Plan under which the majority of nonqualified stock options are granted to employees who are not officers or directors of the Company and (ii) the 1999 Share Plan under which shares of common stock are granted to employees based on their length of service with the Company. Officers, key employees, directors (whether employee or nonemployee) and independent contractors or consultants of the Company and its subsidiaries are eligible to participate in the Programs. However, only employees of the Company and its subsidiaries are eligible to receive incentive stock options. Only nonemployee directors are eligible to participate in the Nonemployee Directors Stock Option Plan.

        The Programs are administered by a committee of at least two nonemployee directors (as defined in Rule 16b-3 of the Exchange Act (the "Program Administrators")) appointed by the Board of Directors. Subject to the provisions of the Programs, the Program Administrators have sole authority, in their absolute discretion to determine, except with regard to awards under the Nonemployee Directors Plan: (a) the individuals to whom options and restricted shares shall be granted under the Programs; (b) the time or times at which the options and restricted shares may be granted under the Programs; (c) the number of shares subject to each option and restricted share grant, the option price and the duration of each option granted under the Programs; and (d) all of the other terms and conditions of options and restricted shares granted under the Programs.

        Under the Nonemployee Directors Plan, each nonemployee director receives options to acquire shares of common stock pursuant to the following formula: (a) 15,000 shares of common stock upon the effective date of his or her initial appointment to serve as a member of the Board of Directors and (b) an additional 7,500 shares of common stock per year. The options are exercisable immediately and will expire on the tenth anniversary of the grant. The exercise price of the options is the fair market value of the shares at the time of the grant of the option. Nonemployee directors are also eligible for discretionary option grants.

        A maximum of 18,710,500 shares of common stock has been reserved for issuance under the Programs. As of December 31, 2002, options to purchase an aggregate of 13,533,544 shares of common stock under the Programs were outstanding, 7,133,595 of which were exercisable as of such date. The Programs will terminate ten (10) years from the date of adoption or ten (10) years from the date of extension, subject to stockholder approval, with respect to the Stock Compensation Program, unless terminated earlier by the Board of Directors, and no options or restricted shares may be granted under the Programs after such date.

Supplemental Executive Retirement Plan

        Table I below sets forth the total benefits payable to the Chief Executive Officer as the sole participant in the Supplemental Executive Retirement Plan (the "SERP"). Amounts shown in Table I represent the annual benefits to which the Chief Executive Officer is entitled under the SERP.

TABLE I*

Remuneration($)	At Least 55 Years Old and 10 or More Years of Service
1,100,000	550,000
1,150,000	575,000
1,200,000	600,000
1,250,000	625,000
1,300,000	650,000

*
Assumes normal retirement

        The SERP, which went into effect on November 30, 1994, is a defined benefit plan that covers only the Chief Executive Officer of the Company. The SERP provides a monthly supplemental retirement benefit (the "SERP SRB"), in addition to any other qualified or non-qualified retirement plan of the Company, equal to one-twelfth of the product of (a) 50% and (b) the Chief Executive Officer's final annual compensation, as determined under the SERP (equal to the amount reported as annual salary in the Summary Compensation Table). Amounts shown in Table I represent the annual benefits to which the Chief Executive Officer is entitled under the SERP, which amounts are then reduced by monthly benefits payable under all qualified and non-qualified defined benefit retirement plans of the Company. The amounts listed in Table I are not currently subject to any deductions for social security because the Company currently has no other defined benefit plans. The Chief Executive Officer will become vested in accrued SERP SRBs upon the later of (a) the attainment of age 45 and (b) the completion of ten years of service after the effective date of the plan, or, if a Change of Control (as defined in the SERP) occurs, the Chief Executive Officer will become fully vested in the SERP SRB.

        The SERP SRB is payable upon the later of the date on which the Chief Executive Officer attains age 55 or the Chief Executive Officer's termination of employment. Alternatively, the Chief Executive Officer may elect to commence receiving the SERP SRB upon the later of the date on which the Chief Executive Officer attains age 45 or the Chief Executive Officer's termination of employment. In the event of such an early retirement election, the SERP SRB shall be reduced by 6% of such otherwise payable benefit for each year that the Chief Executive Officer is less than age 55.

        The SERP SRB payments will be made for no less than 15 years after the date on which the Chief Executive Officer begins to receive payments. If the Chief Executive Officer dies after the Chief Executive Officer becomes vested and prior to the date on which the Chief Executive Officer begins to receive SERP SRB payments, the Company will pay a survivors benefit to the Chief Executive Officer's spouse equal to the amount that would have been payable to such spouse if the Chief Executive Officer had commenced receiving the SERP SRB at age 55 in the form of a joint and 50% survivor annuity. The Company has no duty to set aside or invest any amounts under or in respect of the SERP. As of December 31, 2002, Frank J. Fertitta III had eight years of credited service under the SERP.

Supplemental Management Retirement Plan

        Table II below sets forth the total benefits payable to Executive Officers, other than the Chief Executive Officer, selected by the Human Resources Committee of the Board of Directors to participate in the Company's Supplemental Management Retirement Plan (the "SMRP"). Amounts shown in Table II represent the annual benefits to which the covered Executive Officers are entitled under the SMRP.

TABLE II*

Remuneration($)	At Least 55 Years Old and 10 or More Years of Service
400,000	160,000
450,000	180,000
500,000	200,000
550,000	220,000
600,000	240,000
650,000	260,000
700,000	280,000
750,000	300,000
800,000	320,000
850,000	340,000

*
Assumes normal retirement

        The SMRP, which went into effect on November 30, 1994, is a defined benefit plan for the Executive Officers, other than the Chief Executive Officer, selected by the Human Resources Committee of the Board of Directors. The SMRP provides a monthly supplemental retirement benefit (the "SMRP SRB"), in addition to any other qualified or non-qualified retirement plan of the Company, equal to one-twelfth of the product of (a) 40% and (b) the Executive Officer's final annual compensation, as determined under the SMRP (equal to the amount reported as annual salary in the Summary Compensation Table), which amounts are then reduced by monthly benefits payable under all qualified and non-qualified defined benefit retirement plans of the Company. The amounts shown in Table II are not currently subject to any deductions for social security or other offset amounts because the Company currently has no other defined benefit plans. The Executive Officer will become vested in the accrued SMRP SRBs upon the later of (a) the attainment of age 55 and (b) the completion of ten years of service after the effective date of the plan, or, if a Change of Control (as defined in the SMRP) occurs, the Executive Officer will become fully vested in the SMRP SRB.

        The SMRP SRB is payable upon the later of the date on which the Executive Officer attains age 60 or the Executive Officer's termination of employment. Alternatively, the Executive Officer may elect to commence receiving the SMRP SRB upon the later of the date on which the Executive Officer attains age 55 or the Executive Officer's termination of employment. In the event of such an early retirement election, the SMRP SRB shall be reduced by 6% of such otherwise payable benefit for each year that the Executive Officer is less than age 60.

        The SMRP SRB payments will be made for no less than 15 years after the date on which the Executive Officer begins to receive payments. If the Executive Officer dies after becoming vested and prior to the date on which the Executive Officer begins to receive SMRP SRB payments, the Company will pay a survivor's benefit to the Executive Officer's spouse equal to the amount that would have been payable to such spouse if the Executive Officer had commenced receiving the SMRP SRB at age 60 in the form of a joint and 50% survivor annuity. The Company has no duty whatsoever to set aside or invest any amounts under or in respect to the SMRP. As of December 31, 2002, Mr. Lorenzo Fertitta has two years of service credited under the SMRP, Messrs. Christenson and Nielson have eight years of service credited under the SMRP and Mr. Cavallaro has one year of service credited under the SMRP.

Deferred Compensation Plan For Executives

        The Deferred Compensation Plan For Executives (the "DCPE"), in effect as of November 30, 1994 and amended as of September 12, 2001, is a deferred compensation plan for Executive Officers whose base salaries are at a rate in excess of the amount specified in Section 401(a)(17) of the Code, and who are selected for participation by the Human Resources Committee of the Board of Directors. Executive Officers may defer up to 50% of their regular base salary and 100% of any special and/or discretionary bonuses. Until December 31, 2001, the Company had agreed to match 100% of the first 10% of any base salary and bonus deferred under the plan, pursuant to retroactive modifications of the DCPE adopted by the Company on March 15, 1996. The Company elected to discontinue the Company match for 2002 and has elected to match the first 5% of any base salary and bonus deferred under the plan for 2003. Additionally, the Company may, in its sole discretion, credit supplemental contributions to an Executive Officer's account. On September 12, 2001, the DCPE was further amended, which divided the participant's balances into two accounts: (a) a vested account and (b) an unvested account, both of which are self-directed investments. The accrued balance in an Executive Officer's matching and supplemental contributions account will vest 20% each year and will be fully vested after five years of continuous service. However, for those participants in the DCPE as of September 12, 2001, the unvested account shall vest as to 1/36th of the balance for each month of continuous service completed by the Participants after August 31, 2001 and shall be fully vested after the Participant has completed 36 months of continuous service after such date. If the Executive Officer is terminated without cause or if a Change in Control (as defined in the DCPE) occurs prior to completion of five years of continuous service, any accrued balance existing under the matching and supplemental accounts becomes fully vested as of the date of such event. Hardship distributions are permitted under the plan in the event of an unforeseeable emergency, and will be limited to the amount shown to be necessary to meet the emergency.

Special Long-Term Disability Plan

        The Special Long-Term Disability Plan provides disability benefits equal to a combined monthly benefit amount of 66% of the average of base salary plus bonus for the two plan years immediately preceding (but not including) the plan year in which the participant's employment is terminated due to disability divided by twelve; provided, however, that the monthly benefit will be reduced by any benefit the participant receives from all other disability plans sponsored by the Company, if any. Benefits begin on the first day of the second month succeeding the month in which the participant's termination of employment due to disability occurs. Individuals eligible to participate in the plan consist of the Executive Officers as chosen by the Human Resources Committee of the Board of Directors from key executives nominated by the Chief Executive Officer. The Human Resources Committee may, in its sole discretion, terminate the participation of any participant prior to the disability of such participant. Each of the Executive Officers is a participant in this plan.

Long-Term Stay-On Performance Incentive Plan

        The Long-Term Stay-On Performance Incentive Plan, as amended as of June 19, 1997, awarded $1.0 million to each of Messrs. Christenson, Nielson and Sartini for continuous employment by the Executive Officers through March 31, 2001. The award was issued on April 1, 2001 in restricted shares of common stock, valued at the award date. The award will be restricted from April 1, 2001 through April 1, 2004 (the "Restriction Period"). Messrs. Christenson and Nielson must continue in employment and Mr. Sartini must remain as a member of the board of directors during the Restriction

Period to receive the full amount of his award. The award becomes unrestricted as follows: (1) 50% of the total number of shares on April 1, 2003 and (2) 50% of the total number of shares on April 1, 2004. Termination of employment for Messrs. Christenson and Nielson or termination from the board of directors for Mr. Sartini, for any reason other than a Change in Control during the Restriction Period, will result in forfeiture of any remaining restricted shares of the Company.

        Mr. Lorenzo Fertitta entered into a Long-Term Stay-On Performance Incentive Agreement dated March 15, 2002, whereby the Company will pay him $1.0 million in cash in three equal installments on each of July 31, 2004, July 31, 2007 and July 31, 2010, provided that he will have been continuously employed with the Company through those respective dates.

        Mr. Cavallaro entered into a Long-Term Stay-On Performance Incentive Agreement dated March 15, 2002, whereby the Company will pay him $500,000 in cash on each of June 19, 2005 and on June 19, 2008, provided that he will have been continuously employed with the Company through those respective dates.

Split-Dollar Insurance Program

        In August 1995, split-dollar life insurance agreements were entered into for the Chief Executive Officer and the Executive Officers mentioned below. Under the terms of the policies, the Company will pay the premiums for such life insurance policies and the Company will have an interest in the insurance benefits equal to the amount of unreimbursed premiums it has paid, with the balance payable to the beneficiary as named by the Executive Officer. The face value of each Executive Officer's individual policy and second-to-die policy is as follows: $10 million and $30 million for Mr. Frank Fertitta III, $0 million and $20 million for Mr. Lorenzo Fertitta, $7.5 million and $0 for Mr. Christenson and $7.5 million and $0 for Mr. Nielson.

Limitation Of Liability And Indemnification Of Directors And Officers

        The Articles eliminate liability of its directors and officers for damages for breach of fiduciary duty as directors and officers except to the extent otherwise required by the NRS and in cases in which the breach involves intentional misconduct, fraud or a knowing violation of the law.

        Sections 78.7502 and 78.751 of Chapter 78 of the NRS and the Bylaws contain provisions for indemnification of officers and directors of the Company and, in certain cases, employees and other persons. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action, had no reasonable cause to believe was unlawful. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

        Section 78.752 of Chapter 78 of the NRS and the Bylaws also provide that the Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors' and officers' liability insurance.

        The Company has entered into indemnification agreements (the "Indemnification Agreements") with each director and certain officers, employees and agents of the Company. Each Indemnification Agreement provides for, among other things: (i) indemnification to the fullest extent permitted by law for an indemnified party (the "Indemnitee") unless it is determined, as provided in the Indemnification Agreement, that indemnification is not permitted under law; and (ii) prompt advancement of expenses to any Indemnitee in connection with his or her defense against any claim.

REPORT ON EXECUTIVE COMPENSATION

        This report is provided by the Human Resources Committee of the Board of Directors to assist stockholders in understanding the Company's objectives and procedures in establishing the compensation of the Company's Chief Executive Officer and other executive officers. The Human Resources Committee is responsible for (i) reviewing and approving all elements of the total compensation program for the Company, (ii) aligning the total compensation program with the Company's business strategy and (iii) assuring stockholders that the pay delivery programs are effective, responsible, and competitive when compared to similarly situated organizations.

Executive Compensation Program Philosophy and Objectives1

        The Human Resources Committee's primary objectives in setting compensation policies are to develop a program designed to retain the current management team, reward them for outstanding performance, and attract those individuals needed to implement its strategy. The Human Resources Committee sets compensation policies to account for continued significant growth and to retain highly talented, motivated individuals with a long-term vision for the Company. The Human Resources Committee also seeks to align the financial interest of the Company's executives with that of its stockholders. The Human Resources Committee believes to achieve this goal a significant portion of the Company's executives' compensation should be "at risk" and tied to the achievement of annual and long-term corporate performance criteria. The Human Resources Committee retains an outside consultant to assist with the design, implementation and communication of its compensation program.

Base Salary

        Base salaries are reviewed annually and may be adjusted based on an evaluation of the executive's performance in conjunction with a review of compensation normally received by other individuals holding similar positions at other organizations with similar scope of operations. For the year ended December 31, 2002, the Human Resources Committee identified a group of similar casino and gaming companies that it believes are the Company's competition for executive level employees. As part of its strategy to attract and retain high quality executive employees, the Human Resources Committee has established a policy to pay executive base salaries based on the range of the base salaries paid by these similar casino and gaming companies. Actual salaries are determined based upon an assessment of the individual's contribution and value to the organization and the competitive market for that position.

Annual Incentives

        The Human Resources Committee also sets executive compensation in a manner designed to make it dependent upon the performance of the Company. To create incentives for superior performance and to allow executives to share in the success of the Company, the Human Resources Committee has made a portion of an executive's compensation dependent upon the annual and long-term performance of the Company.

        Annual incentive awards for the year 2002 performance were based upon the Company's performance and assessments of the individual executive's contribution to the success of the Company during 2002. The Human Resources Committee targeted total cash compensation paid to the Company's executives to its competitors for executive level employees. Actual annual incentive payouts were adjusted for the Company's performance and the individual's contribution during the performance period.

1
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of the Exchange Act, the Report on Executive Compensation shall not be incorporated by reference in any such filings.

        Each year since 1999, the Human Resources Committee has adopted an incentive program that makes a portion of the participant's compensation dependent upon the annual performance of the Company and also has a component to reward the individual for superior performance in the event targets are not met, but the individual's performance has been exemplary. The purpose of this program is to focus each executive on the attainment of financial objectives that the Human Resources Committee believes are primary determinants of the Company's share price over time. Each year, specific cash flow and earnings per share goals are approved by the Human Resources Committee under the program. To ensure that the award amounts under the program are competitive, target award amounts are set at the beginning of each performance period for each executive based upon comparable award amounts paid by the Company's competitors for executive employees. The amount of the target award is determined by comparison of actual earnings before interest, taxes, depreciation and amortization (EBITDA) versus the goal EBITDA. The actual award may vary from zero to 233% of the target award. The Human Resources Committee has retained the ability to award a discretionary bonus.

Long-Term Incentives

        The Company has provided stock-based incentives to its officers since its inception. The Human Resources Committee attempts to give the Company's executives a stake in the long-term success of the business, and to pay a considerable portion of the Company's executives total compensation in stock, to give the executive a long-term stake in the business and to align the executive's interests with those of the Company's stockholders. These grants of stock options and restricted stock align the executive's interests with the stockholder's interests as the size of the executive's reward is dependent on the Company's stock performance. Grants made to the Company's executives are based on the expected grant values for those companies that the Human Resources Committee has identified as the Company's competition for executive level employees, with the value of any awards estimated using the Black-Scholes valuation model. Awards have generally been granted with a vesting schedule of 20% of the award each anniversary from the date of grant until fully vested. A portion of the restricted shares granted in the year ended December 31, 2001 and all of the restricted shares granted in the year ended December 31, 1999 were granted with a vesting schedule of 10% of the award each anniversary from the date of grant until fully vested.

Other Executive Programs

        The Company also maintains certain executive benefits and perquisites that are considered necessary to offer fully competitive opportunities to its executives. These include, but are not limited to, supplemental retirement arrangements, employment agreements, and change in control contracts. The details of these programs are explained under the "Executive Compensation" section of this proxy statement.

2002 Compensation for the Chief Executive Officer

        The same philosophies described above for each executive position were used by the Human Resources Committee to determine the compensation for the Chairman of the Board and Chief Executive Officer, Mr. Frank J. Fertitta III.

The Chief Executive Officer's 2002 Base Salary

        Mr. Fertitta's employment agreement provides that he shall receive a base salary of no less than $1,300,000. Effective January 1, 2001, Mr. Fertitta voluntarily agreed to receive a reduced base salary of $1,144,000, as part of a company-wide cost reduction program. Mr. Fertitta agreed to allow his base salary to stay at the reduced level through 2002. In March 2003, Mr. Fertitta's base salary was reinstated to the minimum amount provided under his employment agreement.

The Chief Executive Officer's 2002 Annual Incentive

        The annual incentive earned by the Chief Executive Officer for the year 2002 performance was $858,000. This annual incentive award reflects the Company's performance and the Chief Executive Officer's individual contribution to the Company as evaluated by the Human Resources Committee for the year.

Limitation of Tax Deduction for Executive Compensation

        Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on compensation paid to proxy-named executive officers in excess of $1 million in any taxable year, effective for compensation paid after 1993. The Human Resources Committee believes that there will be approximately $2.7 million of non-deductible compensation in 2002. While the Human Resources Committee is mindful of the provisions of Section 162(m), the Human Resources Committee does not allow Section 162(m) to drive compensation decisions.

                      Respectfully Submitted,
                      Station Casinos, Inc.
                      Human Resources Committee
                      Lowell H. Lebermann, Jr., Chairman
                      James E. Nave, D.V.M.
                      Timothy N. Poster

REPORT OF AUDIT COMMITTEE2

        During 2000, the Audit Committee of the Board of Directors developed a charter for the Committee, which was approved by the full Board on March 28, 2000.

        In conjunction with its activities during the Company's year, the Audit Committee has reviewed and discussed the Company's audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received from the Company's independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has discussed with the independent accountants the independent accountants' independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's year ended December 31, 2002.

2
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of the Exchange Act, the Report of Audit Committee shall not be incorporated by reference in any such filings.

                      Respectfully Submitted,
                      Station Casinos, Inc.
                      Audit Committee

                      James E. Nave, D.V.M., Chairman
                      Lowell H. Lebermann, Jr.
                      Timothy N. Poster

Fees Paid to Independent Public Accountants

        On May 22, 2002, the Company dismissed its certifying accountant, Arthur Andersen LLP, and appointed Deloitte & Touche LLP. Arthur Andersen performed the audit of the Company's December 31, 2001 consolidated financial statements, as well as the review of the Company's March 31, 2002 consolidated financial statements prior to their dismissal. Arthur Andersen's reports on the financial statements of the Company did not contain an adverse opinion or a disclaimer of opinion, nor was their opinion qualified or modified as to uncertainty, audit scope, or accounting principles. The Company's decision to change its certifying accountants was recommended and approved by the audit committee and the board of directors. During the periods audited by Arthur Andersen, there were no disagreements between them and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure. During the periods audited by Arthur Andersen, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC). In May 2002, Arthur Andersen furnished the Company with a letter addressed to the SEC stating that they agree with the statements above. A copy of the letter was included as an exhibit to the Company's Current Report on Form 8-K dated May 22, 2002.

        In addition to performing the audit of the Company's consolidated financial statements for the year ended December 31, 2002, Deloitte & Touche also performed an audit of the Company's consolidated financial statements for the years ended December 31, 2001, 2000 and 1999, as well as reviews of the Company's consolidated financial statements for the periods ending June 30, 2002 and September 30, 2002. In addition to performing the audit of the Company's consolidated financial statements, Arthur Andersen and Deloitte & Touche provided various other services during 2002. The aggregate fees billed for 2002 and 2001 for each of the following categories of services are set forth below:

	Arthur Andersen		Deloitte & Touche
	2002	2001	2002
Audit and reviews	$4,000	$162,000	$173,000
Re-audit of 2001, 2000 and 1999	—	—	80,800
Tax services	13,800	72,000	31,400
All other services	1,500	176,000	22,400

        Arthur Andersen and Deloitte & Touche did not provide any services related to financial information systems design and implementation during 2002 or 2001. All other services include fees paid for audits of employee benefit plans, review of internal control procedures and review of other filings with the SEC. The Audit Committee approved all of the fees related to the audits and reviews.

STOCK PERFORMANCE GRAPH3

        The graph below compares the cumulative total stockholder return of the Company, with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the cumulative total return of a peer group with comparable market capitalization. The peer group consists of Ameristar Casinos, Inc., Argosy Gaming Co., Aztar Corp., Boyd Gaming Corp., Harrah's Entertainment, Inc., Isle of Capri Casinos, Inc., Mandalay Resort Group, MGM Mirage, Park Place Entertainment Corp. and Pinnacle Entertainment, Inc. The performance graph assumes that $100 was invested on March 31, 1998 in each of the common stock of Station Casinos, Inc., common stock of the selected peer group, and the S&P 500. The stock price performance shown in this graph is neither necessarily indicative of nor intended to suggest future stock price performance.

COMPARISON OF 57 MONTH CUMULATIVE TOTAL RETURN(*)
AMONG STATION CASINOS, INC., THE S&P 500 INDEX AND A PEER GROUP

*
$100 INVESTED ON 3/31/98 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.

3
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act, this Performance Graph shall not be incorporated by reference in any such filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Boulder Station Lease

        The Company entered into a ground lease for 27 acres of land on which Boulder Station is located. The Company leases this land from KB Enterprises, a company owned by Frank J. Fertitta, Jr. and Victoria K. Fertitta (the "Related Lessor"), the parents of Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer of the Company and Lorenzo J. Fertitta, President of the Company. The lease has a maximum term of 65 years, ending in June 2058. The lease provides for monthly payments of $135,525 through June 2003. The lease also provides that in July 2003, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return for comparably situated property or (ii) 8% per year. In no event will the rent for any period be less than the immediately preceding period. In April 2003, the Company and the Related Lessor engaged in a process whereby each party selected an independent real estate appraiser and negotiated to determine the appropriate rent adjustment under the terms of the lease. That process, which was approved by the Company's independent directors, resulted in an increase in the rent to $183,333 effective as of July 2003. In July 2008, and every ten years thereafter, the rent as agreed upon for such term will be further adjusted by a cost of living factor. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals with the next option in June 2008, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Revolving Facility. The Company believes that the terms of the ground lease are as fair to the Company as could be obtained from an independent third party.

Texas Station Lease

        The Company entered into a ground lease for 47 acres of land on which Texas Station is located. The Company leases this land from Texas Gambling Hall & Hotel, Inc., a company owned by the Related Lessor. The lease has a maximum term of 65 years, ending in July 2060. The lease provides for monthly rental payments of $287,500 through June 2005. In July 2005, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In July 2010, and every ten years thereafter, the rent will be adjusted to the product of the fair market value of the land and the greater of (i) the then prevailing annual rate of return being realized for owners of comparable land in Clark County or (ii) 8% per year. In no event will the rent for any period be less than the immediately preceding period. Pursuant to the ground lease, the Company has an option, exercisable at five-year intervals with the next option in May 2005, to purchase the land at fair market value. The Company's leasehold interest in the property is subject to a lien to secure borrowings under the Revolving Facility. The Company believes that the terms of the ground lease are as fair to the Company as could be obtained from an independent third party.

Southwest Gaming Services, Inc.

        On September 30, 2001, the Company sold Southwest Gaming Services, Inc. ("SGSI"), its wholly owned subsidiary, to Blake L. Sartini, its former executive vice president and chief operating officer. The Company transferred its stock in SGSI to Mr. Sartini in exchange for Station Casinos' common stock valued at approximately $8.4 million. The Company recorded a gain on the sale of $1.7 million in the year ended December 31, 2001. The Company believes that the terms of the sale were as fair to the Company as could be obtained from an independent third party.

        Subsequent to the sale of SGSI to Mr. Sartini, SGSI was renamed Golden Gaming Inc. During the year ended December 31, 2002, the Company sold gaming devices with a total value of approximately $79,000 to Golden Gaming Inc. The Audit Committee approved the sales and the Company believes that the terms of the sale of the gaming devices were as fair to the Company as could be obtained from an independent third party.

Wildfire Casino

        On January 27, 2003, the Company purchased the Wildfire Casino ("Wildfire") for $8.0 million from Bauchman Gaming Ventures, LLC ("BGV"). BGV is a company owned by John and James Bauchman (the "Bauchmans"), two brothers-in-law of Scott M Nielson, the Company's Executive Vice President and Chief Legal Officer. Approximately one year prior to the Company's purchase of the Wildfire, Mr. Nielson sold his interest in BGV to the Bauchmans in exchange for promissory notes totaling $604,713. However, Mr. Nielson remained a co-guarantor of certain bank borrowings, which borrowings were secured by Wildfire's assets. All of the proceeds of the sale to the Company were used to repay Wildfire's debts, including the bank loans co-guaranteed by Mr. Nielson and the Bauchmans totaling approximately $6.35 million, loans from the Bauchmans and other debt owed to third parties. The Company's purchase of the Wildfire was approved unanimously by its independent directors and the Company believes that the terms of the purchase were as fair to the Company as could be obtained from an independent third party.

Directors

        The Company employed Delise F. Sartini as Vice President of Community Affairs at Palace Station until May 2002. During the years ended December 31, 2002 and 2001, the Company paid salary to Delise F. Sartini of $23,175 and $66,950, respectively.

ITEM II
EXTENSION OF THE TERMINATION DATE OF THE COMPANY'S
STOCK COMPENSATION PROGRAM

        In 1993, the Company's Board of Directors adopted, and the Company's stockholders approved, the Station Casinos, Inc. Stock Compensation Program (the "Program"), which was amended and restated as of May 24, 1999. The Company's Board of Directors has proposed to amend the Program to extend the termination date of the Program. The amendment to the Program would give the Program Administrators the discretion to extend the termination date of the Program provided that the maximum extension does not exceed ten (10) years from the date of the extension.

        The following summary describes the material terms of the Program generally, and of each of the four (4) plans within the Program: (1) the Incentive Stock Option Plan, (2) the Compensatory Stock Option Plan, (3) the Restricted Share Plan and (4) the Nonemployee Director Stock Option Plan, (each a "Plan," and collectively, the "Plans"). This summary is not complete and is subject to the full terms of the Program. A maximum of 16,210,500 shares of common stock has been reserved for issuance under the Program. As of December 31, 2002, there were 410,905 shares available for grant. Also, as of December 31, 2002, options to purchase an aggregate of 12,192,594 shares of common stock under the Program were outstanding, 6,861,299 of which were exercisable as of such date.

STOCK COMPENSATION PROGRAM

Purpose of the Program

        The Program is intended to secure for the Company and its subsidiaries and its stockholders the benefits arising from ownership of common stock by those selected key individuals of the Company and its subsidiaries who will be responsible for the future growth of the Company. The Program is designed to help attract and retain superior personnel for positions of substantial responsibility with the Company and its subsidiaries, and to provide key individuals with an additional incentive to contribute to the success of the Company.

Elements of the Program

        In order to maintain flexibility in the award of stock benefits, the Program is composed of four parts. The first part is the Incentive Stock Option Plan (the "Incentive Plan") under which are granted incentive stock options ("Incentive Options"). The second part is the Compensatory Stock Option Plan (the "Nonqualified Plan") under which are granted nonqualified stock options ("Nonqualified Options"). The third part is the Restricted Share Plan (the "Restricted Plan") under which are granted restricted shares of common stock. The fourth part is the Nonemployee Directors Stock Option Plan (the "Nonemployee Plan") under which nonemployee directors are granted nonqualified stock options. The Incentive Plan, Nonqualified Plan, Restricted Plan and Nonemployee Plan are included herebelow as Part I, Part II, Part III and Part IV respectively, and are collectively referred to herein as the "Plans". The grant of an option or restricted share under one of the Plans will not be construed to prohibit the grant of an option or restricted share under any of the other Plans, except that a grant to a nonemployee director may only be made under Part IV.

General Provisions of the Program

        Administration.    The program will be administered by the Board or by a committee appointed by the Board, consisting of not less than two directors of the Company who are "disinterested" directors within the meaning of SEC Rule 16b-3 (the "Committee") and "outside" directors within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"). The Board may from time to time remove members from the Committee, fill all vacancies on the Committee, however caused, and may select one of the members of the Committee as its Chairman. The members of the Board or Committee, when acting to administer the Program, are herein collectively referred to as the "Program Administrators."

        Authority of Program Administrators.    The Program Administrators will have sole authority, in their absolute discretion, to, except with regard to awards under Part IV: (a) construe and interpret the Program; (b) define the terms used herein; (c) determine the individuals to whom options and restricted shares shall be granted under the Program; (d) determine the time or times at which options and restricted shares shall be granted under the Program; (e) determine the number of shares subject to each option and restricted share, the option price, and the duration of each option granted under the Program; (f) determine all of the other terms and conditions of options and restricted shares granted under the Program; and (g) make all other determinations necessary or advisable for the administration of the Program and to do everything necessary or appropriate to administer the Program. All decisions, determinations, and interpretations made by the Program Administrators will be binding and conclusive on all participants in the Program and on their legal representatives, heirs, and beneficiaries.

        Maximum Number of Shares Subject to the Program.    The maximum aggregate number of shares of common stock subject to the Program is 16,210,500 shares. The shares of common stock to be issued upon exercise of an option, to the extent exercised for shares of common stock, or issued as restricted shares may be authorized but unissued shares, shares issued and reacquired by the Company or shares purchased by the Company on the open market. If any of the options granted under the Program expire or terminate for any reason before they have been exercised in full, the unpurchased shares subject to those expired or terminated options shall cease to reduce the number of shares available for purposes of the Program. If the conditions associated with the grant of restricted shares are not achieved within the period specified for satisfaction of the applicable conditions, or if the restricted share grant terminates for any reason before the date on which the conditions must be satisfied, the shares of common stock associated with such restricted shares will cease to reduce the number of shares available for purposes of the Program. The number of shares of common stock underlying Incentive Options and Nonqualified Options granted under the Incentive Plan and the Nonqualified

Plan of the Program, respectively, in any calendar year to any individual participating in the Program may not exceed the maximum number of shares issuable under the Program.

        Eligibility and Participation.    Officers, key employees, directors (whether employees or nonemployees), and independent contractors or consultants of the Company or its subsidiaries who are responsible for or contribute to the management, growth, or profitability of the business of the Company or its subsidiaries will be eligible for selection by the Program Administrators to participate in Part I, Part II and/ or Part III of the Program. However, Incentive Options may be granted under the Incentive Plan only to a person who is an employee of the Company or its subsidiaries. Only nonemployee directors are eligible to receive grants under the Nonemployee Plan.

        Effective Date and Term of the Program.    The Program became effective on June 2, 1993. The Program had an initial term of ten (10) years, which will be extended for another term of ten (10) years, subject to stockholder approval, to expire on June 1, 2013.

        Adjustments.    If the outstanding shares of common stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment will be made in the maximum number and kind of shares as to which options and restricted shares may be granted under this Program. A corresponding adjustment changing the number and kind of shares allocated to unexercised options, restricted shares, or portions thereof, which have been granted prior to any such change, will likewise be made. Any such adjustment in outstanding options will be made without change in the aggregate purchase price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share or other unit of any security covered by the option.

        Termination and Amendment of the Program.    The Program will terminate, subject to stockholder approval, on June 1, 2013 or will terminate at such earlier time as the Board may so determine. No options or restricted shares will be granted under the Program after that date. Subject to the limitation contained below, the Plan Administrators may at any time amend or revise the terms of the Program, including the form and substance of the option and restricted share agreements to be used hereunder. No amendment or revision may (a) materially increase the maximum number of shares that may be issued under this Program; (b) materially modify the requirements as to eligibility for participation in the Program; or (c) materially increase the benefits accruing to participants under the Program, provided that no stockholder approval will be required to materially increase the benefits accruing to participants under the Nonemployee Director Stock Option Plan upon stockholder approval of the amended Program. In addition, no such amendment or revision shall be effective if it would disqualify the Program from the exemptions provided by SEC Rule 16b-3. In addition, no amendment, suspension, or termination of the Program may, without the consent of the individual who has received an option or restricted share, alter or impair any of that person's rights or obligations under any option or restricted share granted under the Program prior to that amendment, suspension, or termination.

        Privileges of Stock Ownership.    No individual will have any of the rights or privileges of a stockholder of the Company in respect of any shares of stock issuable upon the exercise of his or her option or the satisfaction of his or her restricted share conditions until certificates representing the shares have been issued and delivered. No shares will be required to be issued and delivered upon exercise of any option or satisfaction of any conditions with respect to a restricted share unless and until all of the requirements of law and of all regulatory agencies having jurisdiction over the issuance and delivery of the securities shall have been fully complied with.

        Reservation of Shares of Common Stock.    The Company, during the term of the Program, will at all times reserve and keep available such number of shares of its common stock as shall be sufficient to satisfy the requirements of the Program.

        Tax Withholding.    The exercise of any option or the satisfaction of the conditions imposed upon any restricted share granted under this Program is subject to the condition that if at any time the Company determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any state or federal law is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in such event, the exercise of the option or the satisfaction of the conditions imposed upon the restricted share will not be effective unless such withholding shall have been effected or obtained in a manner acceptable to the Company.

        SEC Compliance.    With respect to persons subject to Section 16 of the Exchange Act, transactions under the Program are intended to comply with all applicable conditions of SEC Rule 16b-3. To the extent any provision of the Program or any action of the Program Administrators fails to comply with such rule, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. If a person subject to Section 16 of the Exchange Act exercises his or her rights under a grant under the Program or receives unrestricted common stock through a grant under Part III of the Program before six months have passed from the date of the grant, the Company will hold in its custody any resulting stock certificate until six months has passed from the date of the grant.

PLAN I—STATION CASINOS, INC. INCENTIVE STOCK OPTION PLAN

        Purpose.    The purpose of the Station Casinos, Inc. Incentive Stock Option Plan (the "Incentive Plan") is to promote the growth and general prosperity of the Company by permitting the Company to grant options to purchase shares of its common stock. The Incentive Plan is designed to help attract and retain superior personnel for positions of substantial responsibility with the Company and its subsidiaries, and to provide key individuals with an additional incentive to contribute to the success of the Company. The Company intends that options granted pursuant to the provisions of the Incentive Plan (the "Incentive Options") will qualify as "incentive stock options" within the meaning of Code Section 422 or any successor to such section.

        Duration of Incentive Options.    Each Incentive Option and all rights thereunder granted pursuant to the terms of the Incentive Plan will expire on the date determined by the Program Administrators, but in no event may any Incentive Option granted under the Incentive Plan expire later than ten (10) years from the date on which the Incentive Option is granted. If at the time the Incentive Option is granted the grantee ("Optionee") owns or would be considered to own by reason of Code Section 424(d) more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries, such Incentive Option may expire not more than 5 years from the date the Incentive Option is granted.

        Purchase Price.    The purchase price for shares acquired pursuant to the exercise, in whole or in part, of any Incentive Option may not be less than the fair market value of the shares at the time of the grant of the Incentive Option. If at the time an Incentive Option is granted the Optionee owns or would be considered to own by reason of Code Section 424(d) more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries, the purchase price of the shares covered by such Incentive Option may not be less than 110% of the fair market value of a share of common stock on the date the Incentive Option is granted.

        Maximum Amount of Incentive Options Exercisable In Any Calendar Year.    The aggregate fair market value (determined at the time any Incentive Option is granted) of the common stock with respect to which Incentive Options become exercisable for the first time by any employee during any calendar year under all stock option plans of the Company and its subsidiaries may not exceed $100,000.

        Exercise of Incentive Options.    Each Incentive Option will be exercisable in one or more installments during its term, and the right to exercise may be cumulative as determined by the Program Administrators. No Incentive Option may be exercised for a fraction of a share of common stock. The purchase price of any shares purchased must be paid in full in cash or by certified or cashier's check payable to the order of the Company or by shares of common stock, if permitted by the Program Administrators, or by a combination of cash, check, or shares of common stock, at the time of exercise of the Incentive Option. If any portion of the purchase price is paid in shares of common stock, those shares must be tendered at their then fair market value. Payment in shares of common stock includes the automatic application of shares of common stock received upon exercise of an Incentive Option to satisfy the exercise price for additional Incentive Options.

        Reorganization.    In the event of the dissolution or liquidation of the Company, any Incentive Option granted under the Incentive Plan will terminate as of a date to be fixed by the Plan Administrators; provided that not less than 30 days' written notice of the date so fixed must be given to each Optionee and each such Optionee will have the right during such period (unless such Incentive Option shall have previously expired) to exercise any Incentive Option, including any Incentive Option that would not otherwise be exercisable by reason of an insufficient lapse of time.

        Written Notice Required.    Any Incentive Option granted pursuant to the terms of the Incentive Plan will be exercised when written notice of that exercise has been given to the Company at its principal office by the person entitled to exercise the Incentive Option and full payment for the shares with respect to which the Incentive Option is exercised has been received by the Company.

        Employment of Optionee.    Each Optionee, if requested by the Program Administrators, must agree in writing as a condition of receiving his or her Incentive Option, that he or she will remain in the employment of the Company or its subsidiary corporations following the date of the granting of that Incentive Option for a period specified by the Program Administrators.

        Incentive Option Rights Upon Termination of Employment.    If an Optionee ceases to be employed by the Company or any subsidiary corporation for any reason other than death or disability, his or her Incentive Option will immediately terminate. The Program Administrators may, in their discretion, allow the Incentive Option to be exercised (to the extent exercisable on the date of termination of employment) at any time within three months after the date of termination of employment, unless either the Incentive Option or the Incentive Plan otherwise provides for earlier termination.

        Incentive Options Rights Upon Disability.    If an Optionee becomes disabled within the meaning of Code Section 22(e)(3) while employed by the Company or any subsidiary corporation, the Program Administrators, in their discretion, may allow the Incentive Option to be exercised, to the extent exercisable on the date of termination of employment, at any time within one year after the date of termination of employment due to disability, unless either the Incentive Option or the Incentive Plan otherwise provides for earlier termination.

        Incentive Options Rights Upon Death of Optionee.    Except as otherwise limited by the Program Administrators at the time of the grant of an Incentive Option, if an Optionee dies while employed by the Company or any subsidiary corporation, or within three months after ceasing to be an employee thereof, his or her Incentive Option will expire one year after the date of death unless by its terms it expires sooner. During this one year or shorter period, the Incentive Option may be exercised, to the extent that it remains unexercised on the date of death, by the person or persons to whom the Optionee's rights under the Incentive Option will pass by will or by the laws of descent and distribution, but only to the extent that the Optionee is entitled to exercise the Incentive Option at the date of death.

        Incentive Options Not Transferable.    Incentive Options granted pursuant to the terms of the Incentive Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of an Optionee only by that Optionee. No such Incentive Options may be pledged or hypothecated in any way nor may they be subject to execution, attachment, or similar process.

PLAN II—STATION CASINOS, INC. COMPENSATORY STOCK OPTION PLAN

        Purpose.    The purpose of the Station Casinos, Inc. Compensatory Stock Option Plan (the "Nonqualified Plan") is to permit the Company to grant options to purchase shares of its common stock. The Nonqualified Plan is designed to help attract and retain superior personnel for positions of substantial responsibility with the Company and its subsidiaries, and to provide key individuals with an additional incentive to contribute to the success of the Company. Any option granted pursuant to the Nonqualified Plan (a "Nonqualified Option") must be clearly and specifically designated as not being an incentive stock option, as defined in Code Section 422. The Nonqualified Plan is Part II of the Program.

        Duration of Nonqualified Options.    Each Nonqualified Option and all rights thereunder granted pursuant to the terms of this Nonqualified Plan will expire on the date determined by the Program Administrators, which expiration may be extended at the discretion of the Program Administrators, but in no event will any Nonqualified Option granted under the Plan expire later than ten (10) years from the date on which the Nonqualified Option is extended by the Program Administrators. In addition, each Nonqualified Option will be subject to early termination as provided in the Nonqualified Plan.

        Purchase Price.    The purchase price for shares acquired pursuant to the exercise, in whole or in part, of any Nonqualified Option shall not be less than the fair market value of the shares at the time of the grant of the Nonqualified Option.

        Exercise of Nonqualified Options.    Each Nonqualified Option will be exercisable in one or more installments during its term and the right to exercise may be cumulative as determined by the Program Administrators. No Nonqualified Option may be exercised for a fraction of a share of common stock. The purchase price of any shares purchased must be paid in full in cash or by certified or cashier's check payable to the order of the Company or by shares of common stock, if permitted by the Program Administrators, or by a combination of cash, check, or shares of common stock, at the time of exercise of the Nonqualified Option. If any portion of the purchase price is paid in shares of common stock, those shares must be tendered at their then fair market value. Payment in shares of common stock includes the automatic application of shares of common stock received upon exercise of a Nonqualified Option to satisfy the exercise price for additional Nonqualified Options.

        Reorganization.    In the event of the dissolution or liquidation of the Company, any Nonqualified Option granted under the Nonqualified Plan will terminate as of a date to be fixed by the Program Administrators; provided that not less than 30 days' written notice of the date so fixed must be given to each Optionee and each such Optionee will have the right during such period (unless such Nonqualified Option shall have previously expired) to exercise any Nonqualified Option, including any Nonqualified Option that would not otherwise be exercisable by reason of an insufficient lapse of time.

        Written Notice Required.    Any Nonqualified Option granted pursuant to the terms of the Nonqualified Plan will be exercised when written notice of that exercise has been given to the Company at its principal office by the person entitled to exercise the Nonqualified Option and full payment for the shares with respect to which the Nonqualified Option is exercised has been received by the Company.

        Continued Employment Or Service.    Each Optionee, if requested by the Program Administrators, must agree in writing as a condition of the granting of his or her Nonqualified Option, to remain in the employment of, or service to, the Company or any of its subsidiaries following the date of the granting of that Nonqualified Option for a period specified by the Program Administrators.

        Nonqualified Option Rights Upon Termination of Employment Or Service.    If an Optionee under the Nonqualified Plan ceases to be employed by, or provide services to, the Company or any of its subsidiaries for any reason other than death or disability, his or her Nonqualified Option will immediately terminate. The Program Administrators may, in their discretion, allow the Nonqualified Option to be exercised, to the extent exercisable on the date of termination of employment or service, at any time within three months after the date of termination of employment or service, unless either the Nonqualified Option or this Nonqualified Plan otherwise provides for earlier termination.

        Nonqualified Options Rights Upon Disability.    If an Optionee becomes disabled within the meaning of Code Section 22(e)(3) while employed by the Company or any subsidiary corporation, the Program Administrators, in their discretion, may allow the Nonqualified Option to be exercised, to the extent exercisable on the date of termination of employment, at any time within one year after the date of termination of employment due to disability, unless either the Nonqualified Option or the Nonqualified Plan otherwise provides for earlier termination.

        Nonqualified Options Rights Upon Death of Optionee.    Except as otherwise limited by the Program Administrators at the time of the grant of a Nonqualified Option, if an Optionee dies while employed by, or providing services to, the Company or any of its subsidiaries, his or her Nonqualified Option will expire one year after the date of death unless by its terms it expires sooner. During this one year or shorter period, the Nonqualified Option may be exercised, to the extent that it remains unexercised on the date of death, by the person or persons to whom the Optionee's rights under the Nonqualified Option will pass by will or by the laws of descent and distribution, but only to the extent that the Optionee is entitled to exercise the Nonqualified Option at the date of death.

        Nonqualified Options Not Transferable.    Nonqualified Options granted pursuant to the terms of the Nonqualified Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of an Optionee only by that Optionee. No such Nonqualified Options may be pledged or hypothecated in any way nor may they be subject to execution, attachment, or similar process.

PLAN III—STATION CASINOS, INC. RESTRICTED SHARE PLAN

        Purpose.    The purpose of the Station Casinos, Inc. Restricted Share Plan (the "Restricted Plan") is to promote the growth and general prosperity of the Company by permitting the Company to grant restricted shares to help attract and retain superior personnel for positions of substantial responsibility with the Company and its subsidiaries and to provide key individuals with an additional incentive to contribute to the success of the Company. The Restricted Plan is Part III of the Program.

        Terms and Conditions.    The terms and conditions of restricted shares granted under the Restricted Share Plan ("Restricted Shares") may differ from one another as the Program Administrators, in their discretion, determine as long as all Restricted Shares granted under the Restricted Plan satisfy the requirements of the Restricted Plan.

        Each grant of Restricted Shares will provide to the recipient ("Holder") the transfer of a specified number of shares of common stock of the Company that will become nonforfeitable upon the achievement of specified service or performance conditions within a specified period ("Restriction

Period") as determined by the Program Administrators. At the time that the Restricted Share is granted, the Program Administrators will specify the service or performance conditions and the period of duration over which the conditions apply.

        The Holder of Restricted Shares will not have any rights with respect to such award, unless and until such Holder has executed an agreement evidencing the terms and conditions of the award ("Restricted Share Award Agreement"). Each individual who is awarded Restricted Shares will be issued a stock certificate in respect of such shares. Such certificate will be registered in the name of the Holder and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.

        The Program Administrators will require that the stock certificates evidencing such shares be held in the custody of the Company until the restrictions thereon have lapsed, and that, as a condition of any grant of Restricted Shares, the Holder shall have delivered a stock power, endorsed in blank, relating to the stock covered by such award. At the expiration of each Restriction Period, the Company will redeliver to the Holder certificates held by the Company representing the shares with respect to which the applicable conditions have been satisfied.

        Performance-Based Restricted Shares.    The Committee may also grant Restricted Shares that are subject to a risk of forfeiture if specified performance criteria are not met within a specified period ("Performance-Based Restricted Shares"). Performance-Based Restricted Shares will be forfeited unless preestablished performance criteria specified by the Committee are met during the applicable restriction period. Performance-Based Restricted Shares subject to performance criteria are intended to be "qualified performance-based compensation" within the meaning of Code Section 162(m) and will be paid solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of Code Section 162(m). Until otherwise determined by the Committee, Performance-Based Restricted Shares will become nonforfeitable upon the attainment of one or more preestablished levels of net income, earnings per share, total shareholder return, return on equity employed or cash flow. The payout of any Performance-Based Restricted Shares to any individual may be reduced, but not increased, based on the degree of attainment of the performance criteria or otherwise at the discretion of the Committee. Subject to adjustment under Section 8 of this Plan, all individuals in the aggregate may not receive in any calendar year Performance-Based Restricted Shares exceeding, in the aggregate, 1,000,000 shares of common stock and any one individual may not receive in any calendar year Performance-Based Restricted Shares exceeding 500,000 shares of common stock.

        Awards Not Transferable.    During the Restriction Period, the Holder will not be permitted to sell, transfer, pledge, or assign shares of Restricted Shares awarded under the Restricted Share Plan, other than by will and the laws of descent and distribution.

        Restricted Share Rights Upon Employment Or Service.    If a Holder terminates employment or service with the Company prior to the expiration of the Restriction Period, any Restricted Shares granted to him subject to such Restriction Period will be forfeited by the Holder and will be transferred to the Company. The Plan Administrators may, in their sole discretion, accelerate the lapsing of, or waive, such restrictions in whole or in part based upon such factors and such circumstances as the Plan Administrators may determine, in their sole discretion, including, but not limited to, the Holder's retirement, death, or disability.

        Stockholder Rights.    The Holder will have, with respect to the Restricted Shares granted, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates for shares of unrestricted stock will be delivered to the grantee promptly after, and only after, the Restriction Period in respect of such Restricted Shares expires without forfeiture, and any conditions with respect to such shares shall have been satisfied.

        Continued Employment Or Service.    Each Holder, if requested by the Program Administrators, must agree in writing as a condition of the granting of his or her Restricted Shares, to remain in the employment of, or service to, the Company or any of its subsidiaries following the date of the granting of that Restricted Share for a period specified by the Program Administrators.

PLAN IV—STATION CASINOS, INC. NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

        Purpose.    The purpose of the Station Casinos, Inc. Nonemployee Directors Stock Option Plan (the "Nonemployee Plan") is to permit the Company to grant options to purchase shares of its common stock. The Nonemployee Plan is designed to help attract and retain the services of experienced and knowledgeable nonemployee directors and to provide such nonemployee directors with an additional incentive to contribute to the success of the Company. The Nonemployee Plan is Part IV of the Program.

        Option Terms and Conditions.    Each nonemployee director shall receive (a) a Director Option to acquire 15,000 shares of common stock upon his or her acceptance of an initial appointment to serve as a member of the Board and (b) a Director Option to acquire an additional 7,500 shares on each anniversary of such date if the nonemployee director is a member of the Board on such anniversary.

        Duration of Director Options.    Each Director Option and all rights thereunder granted pursuant to the terms of the Nonemployee Plan will expire ten (10) years from the date on which the Director Option is granted. In addition, each Director Option will be subject to early termination as provided in the Nonemployee Plan.

        Purchase Price.    The purchase price for shares acquired pursuant to the exercise, in whole or in part, of any Director Option will be the fair market value of the shares at the time of the grant of the Director Option.

        Exercise of Director Options.    Each Director Option will be exercisable upon the date of grant. The Director Option may be exercised for all or a portion of the shares of common stock subject to such Director Option, but no Director Option may be exercised for a fraction of a share of common stock. The purchase price of any shares purchased must be paid in full in cash, by certified or cashier's check payable to the order of the Company, by shares of common stock, or by a combination of cash, check, or shares of common stock, at the time of exercise of the Director Option. If any portion of the purchase price is paid in shares of common stock, those shares must be tendered at their then fair market value. Payment in shares of common stock includes the automatic application of shares of common stock received upon exercise of a Director Option to satisfy the exercise price for additional Director Options.

        Reorganization.    In the event of the dissolution or liquidation of the Company, any Director Option granted under the Nonemployee Plan will terminate as of the date of such dissolution or liquidation; provided that not less than 30 days' written notice of such date must be given to each nonemployee director and each such nonemployee director will have the right during such period (unless such Director Option shall have previously expired) to exercise any Director Option.

        Written Notice Required.    Any Director Option granted pursuant to the terms of this Nonemployee Plan will be exercised when written notice of that exercise has been given to the Company at its principal office by the person entitled to exercise the Director Option and full payment for the shares with respect to which the Director Option is exercised has been received by the Company.

        Director Option Rights Upon Termination of Board Service.    If a nonemployee director who receives Director Options under the Nonemployee Plan ceases to be a member of the Board for any reason other than death or disability, his or her Director Option shall be exercisable at any time within three months after such date.

        Director Option Rights Upon Disability.    If a nonemployee director who receives Director Options under this Nonemployee Plan becomes disabled within the meaning of Code Section 22(e)(3) while a member of the Board, his or her Director Option will be exercisable at any time within one year after such date.

        Director Option Rights Upon Death.    If a nonemployee director who receives Director Options under this Nonemployee Plan dies while a member of the Board, his or her Director Option will expire one year after the date of death unless by its terms it expires sooner. During this one year period, the Director Option may be exercised, to the extent that it remains unexercised on the date of death, by the person or persons to whom the nonemployee director's rights under the Director Option will pass by will or by the laws of descent and distribution, but only to the extent that the nonemployee director is entitled to exercise the Director Option at the date of death.

        Director Options Not Transferable.    Director Options granted pursuant to the terms of the Nonemployee Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of a nonemployee director only by that nonemployee director. No such Director Options may be pledged or hypothecated in any way nor may they be subject to execution, attachment, or similar process.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of certain federal income tax consequences applicable to the Program. The summary does not reflect any provisions of the income tax laws of any state or local taxing jurisdiction. Because the tax consequences of events and transactions under the Program depend upon various factors, including an employee's own tax status, each employee who receives a grant or award under the Program should consult his or her own tax advisor with respect thereto.

Incentive Stock Options

        Upon the grant of an incentive stock option, an optionee will not recognize any income. No income will be recognized by an optionee upon the exercise of an incentive stock option if the requirements of the Program and the Code are met, including, without limitation, the requirement that the optionee remain an employee of the Company during the period beginning on the date of the grant of the incentive stock option and ending on the day three months (up to one year in the discretion of the Program Administrators if the optionee becomes disabled) before the date the incentive stock option is exercised.

        The federal income tax consequences of a subsequent disposition of shares of common stock acquired upon the exercise of an incentive stock option will depend upon when the disposition occurs and the type of disposition.

        If such shares are disposed of by the optionee more than two years after the date of grant of the incentive stock option, and more than one year after such shares are transferred to the optionee, any gain or loss realized upon such disposition will be characterized as long-term capital gain or loss, and the Company will not be entitled to any income tax deduction in respect of the incentive stock option or its exercise.

        If such shares are disposed of by the optionee within two years after the date of grant of the incentive stock option, or within one year after such shares are transferred to the optionee (a "disqualifying disposition") and the disqualifying disposition is a taxable disposition, the excess, if any, of the amount realized (up to the fair market value of such shares on the exercise date) over the option price will be compensation taxable to the optionee as ordinary income, and the Company will be entitled to a deduction (subject to the provisions of Section 162 (m) of the Code) equal to the amount of ordinary income recognized by the optionee. If the amount realized by the optionee upon such disqualifying disposition exceeds the fair market value of such shares on the exercise date, the excess will be characterized as long-term or short-term capital gain depending upon the optionee's holding period for the shares. If the option price exceeds the amount realized upon such disqualifying disposition, the difference will be characterized as short-term capital loss.

        If the disqualifying disposition is a non-taxable disposition (for example, a gift or a sale to a related person), the excess, if any, of the fair market value of such shares on the exercise date over the option price will be compensation taxable as ordinary income, and the Company will be entitled to a deduction (subject to the provisions of Section 162 (m) of the Code) equal to the amount of ordinary income recognized by the optionee.

        If an optionee has not remained an employee of the Company during the period beginning on the date of the grant of an incentive stock option and ending on the day three months (up to one year in the discretion of the Program Administrators if the optionee becomes disabled) before the date the incentive stock option is exercised, the exercise of such option will be treated as the exercise of a nonqualified stock option with the tax consequences described below.

Nonqualified Stock Options

        Upon the grant of a nonqualified stock option, an optionee will not recognize any income. At the time a nonqualified stock option is exercised, the optionee will recognize compensation taxable as ordinary income, and the Company will be entitled to a deduction (subject to the provisions of Section 162(m) of the Code) in an amount equal to the difference between the fair market value on the exercise date of the shares of common stock acquired pursuant to such exercise and the option price. Upon a subsequent disposition of such shares, the optionee will realize long-term or short-term capital gain or loss, depending on the holding period of such shares. For purposes of determining the amount of such gain or loss, the optionee's tax basis in such shares will be the sum of the option price and the amount of ordinary income recognized upon exercise. In order for any such gain or loss to qualify as long-term capital gain or loss, the shares must be held for more than one year measured from the exercise date.

Effect of Share For Share Exercise

        If an optionee elects to tender shares of common stock in partial or full payment of the option price for shares to be acquired upon the exercise of a nonqualified stock option, the optionee will not recognize any gain or loss on such tendered shares. The number of shares of common stock received by the optionee upon any such exercise that are equal in number to the number of tendered shares would retain the tax basis and the holding period of the tendered shares for capital gain or loss purposes. The optionee will recognize compensation taxable as ordinary income, and the Company will be entitled to a deduction (subject to the provisions of Section 162 (m) of the Code), in an amount equal to the fair market value of the number of shares received by the optionee upon such exercise that is in excess of the number of tendered shares, less any cash paid by the optionee. The fair market value of such excess number of shares would then become the tax basis for those shares and the holding period of such shares for capital gain or loss purposes will begin on the exercise date.

        If an optionee elects to tender shares of common stock that were previously acquired upon the exercise of an incentive stock option in partial or full payment of the option price for shares to be acquired upon the exercise of another incentive stock option, and such exercise occurs within two years of the date of grant of such incentive stock option, or within one year after such tendered shares were transferred to the optionee, the tender of such shares will be a taxable disqualifying disposition with the tax consequences described above regarding the disposition within two years of the date of grant of an incentive stock option, or within one year after shares were acquired upon the exercise of incentive stock options. The shares of common stock acquired upon such exercise will be treated as shares of common stock acquired upon the exercise of an incentive stock option and the holding period of such shares for all purposes will begin on the exercise date.

Restricted Shares

        A participant will not recognize any income upon the award of restricted shares unless the participant makes an election under Section 83(b) of the Code in respect of such grant, as described below. Unless a participant has made an election under Section 83(b) of the Code in respect of any restricted shares, any dividends received by the participant with respect to restricted shares prior to the date the participant recognizes income with respect to such award (as described below) must be treated by the participant as compensation taxable as ordinary income, and the Company will be entitled to a deduction, in an amount equal to the amount of ordinary income recognized by the participant. After the terms and conditions applicable to the restricted shares are satisfied, or if the participant has made an election under Section 83(b) of the Code in respect of the restricted shares, any dividends received by the participant in respect of such award will be treated as a dividend taxable as ordinary income, and the Company will not be entitled to a deduction in respect of any such dividend payment.

        At the time the terms and conditions applicable to the restricted shares are satisfied, a participant will recognize compensation taxable as ordinary income, and the Company will be entitled to a deduction, in an amount equal to the then fair market value of the shares of unrestricted common stock received by the participant. The participant's tax basis for any such shares of common stock would be the fair market value on the date such terms and conditions are satisfied.

        A participant may irrevocably elect under Section 83(b) of the Code to recognize compensation taxable as ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the fair market value of such restricted shares (determined without regard to any restrictions thereon) on the date of grant. Such an election must be made by the participant not later than 30 days after the date of grant. If such an election is made, no income would be recognized by the participant (and the Company will not be entitled to a corresponding deduction) at the time the applicable terms and conditions are satisfied. The participant's tax basis for the restricted shares received and for any shares of common stock subsequently held in respect thereof would be the fair market value of the restricted shares (determined without regard to any restrictions thereon) on the date of grant. If a participant makes such an election and subsequently all or part of the award is forfeited, the participant will not be entitled to a deduction as a result of such forfeiture.

        The holding period for capital gain or loss purposes in respect of the common stock underlying an award of restricted shares shall commence when the terms and conditions applicable to the restricted shares are satisfied, unless, the participant makes a timely election under Section 83(b) of the Code. In such case, the holding period will commence immediately after the grant of such restricted shares.

Limits on Deductions

        Under Section 162(m) of the Code, the amount of compensation paid to the chief executive officer and the four other most highly paid executive officers of the Company in the year for which a deduction is claimed by the Company (including its subsidiaries) is limited to $1 million per person in any year, except that compensation which is performance-based will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. The ability of the Company to claim a deduction for compensation paid to any other executive officer or employee of the Company (including its subsidiaries) is not affected by this provision.

        The Company has structured the Program so that any compensation for which the Company may claim a deduction in connection with the exercise of nonqualified stock options and the disposition by an optionee of shares acquired upon the exercise of incentive stock options will be performance-based within the meaning of Section 162(m) of Code. Only Performance-Based Restricted Share awards under the Program qualify as performance-based under Section 162(m) of the Code. Other restricted share awards under the Program are not deemed to be performance-based under Section 162(m) of the Code. Therefore, amounts for which the Company may claim a deduction upon the lapse of any restrictions on such restricted share awards will be subject to the limitations on deductibility under Section 162(m).

Additional Information

        The recognition by an employee of compensation income with respect to a grant or an award under the Program will be subject to withholding for federal income and employment tax purposes. If an employee, to the extent permitted by the terms of a grant or award under the Program, uses shares of common stock to satisfy the federal income and employment tax withholding obligation, or any similar withholding obligation for state and local tax obligations, the employee will recognize a capital gain or loss, short-term or long-term, depending on the tax basis and holding period for such shares of common stock.

Plan Benefits 2003

        As options under the Program are granted at the discretion of the Human Resources Committee, the amounts, if any, of stock options to be granted to eligible employees under the Program in 2003 are not presently determinable.

        THE BOARD OF DIRECTORS RECOMMENDS, ON THE ADVICE OF ITS HUMAN RESOURCES COMMITTEE, THAT THE STOCKHOLDERS VOTE FOR THE EXTENSION OF THE TERMINATION DATE OF THE COMPANY'S STOCK COMPENSATION PROGRAM.

        Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named therein to vote FOR the extension of the termination date of the Company's Stock Compensation Program.

OTHER MATTERS

        The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the proxies according to their best judgment.

STOCKHOLDER PROPOSALS

        Stockholder proposals, if any, that may be considered for inclusion in the Company's proxy materials for the 2004 Annual Meeting must be received by the Company at its offices at 2411 West Sahara Avenue, Las Vegas, Nevada 89102 not later than December 17, 2003.

STATION CASINOS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 21, 2003
10:00 a.m. Local Time

TEXAS STATION GAMBLING HALL & HOTEL
2101 Texas Star Lane
North Las Vegas, Nevada

Station Casinos, Inc. 2411 West Sahara Avenue Las Vegas, NV 89102	proxy

The undersigned hereby appoints FRANK J. FERTITTA III and SCOTT M NIELSON, and each of them, proxies each with full power of substitution, to vote all stock of the undersigned at the annual meeting (the "Meeting") of stockholders of Station Casinos, Inc. (the "Company") to be held May 21, 2003 at 10:00 a.m. local time at Texas Station Gambling Hall & Hotel, 2101 Texas Star Lane, North Las Vegas, Nevada and/or at any adjournment of the Meeting, in the manner indicated on the reverse side, all in accordance with and as more fully described in the Notice of Annual Meeting and accompanying Proxy Statement for the Meeting, receipt of which is hereby acknowledged.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR AN ANNUAL MEETING—MAY 21, 2003.
PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

See reverse for voting instructions.

There are three ways to vote your Proxy	COMPANY # CONTROL #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 20, 2003.

•
You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

•
Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/stn/ — QUICK *** EASY *** IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 20, 2003.

•
You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Station Casinos, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

\*/    Please detach here    \*/
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The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of two directors to serve until the 2006 annual meeting:	01 Lowell H. Lebermann, Jr. 02 Timothy N. Poster	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve an amendment to the Company's Stock Compensation Program to afford the Program Administrators discretion to extend the termination date of the Program.	☐	For	☐	Against	☐	Abstain

3.	To vote in their discretion on such other business as may properly come before the Meeting or any adjournment thereof.	☐	For	☐	Against	☐	Abstain

UNLESS AUTHORITY TO VOTE THEREFOR IS WITHHELD IN THIS PROXY CARD, IT IS THE INTENTION OF THE PROXIES TO VOTE FOR THE PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE AFOREMENTIONED PROXIES.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

VOTING
ITEM I NOMINEES FOR ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
PRINCIPAL STOCKHOLDERS OF THE COMPANY
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2002
AGGREGATED OPTION EXERCISES IN 2002 AND THE 2002 OPTION VALUES
TABLE I
TABLE II
REPORT ON EXECUTIVE COMPENSATION
REPORT OF AUDIT COMMITTEE2
STOCK PERFORMANCE GRAPH3
COMPARISON OF 57 MONTH CUMULATIVE TOTAL RETURN(*) AMONG STATION CASINOS, INC., THE S&P 500 INDEX AND A PEER GROUP
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ITEM II EXTENSION OF THE TERMINATION DATE OF THE COMPANY'S STOCK COMPENSATION PROGRAM
STOCK COMPENSATION PROGRAM
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
OTHER MATTERS
STOCKHOLDER PROPOSALS